Exhibit 99.1

PRESS RELEASE

For more information contact:

FOR IMMEDIATE RELEASE

Gerald Shencavitz

EVP and Chief Financial Officer

(207) 288-3314

Bar Harbor Bankshares Reports First Quarter Earnings

BAR HARBOR, Maine (April 29, 2015) – Bar Harbor Bankshares (NYSE MKT: BHB) (the “Company”) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced record net income of $3.9 million for the first quarter of 2015, representing an increase of $94 thousand, or 2.5%, compared with the first quarter of 2014. The Company also reported diluted earnings per share of $0.64 for the quarter, unchanged compared with the first quarter of 2014. The Company’s annualized return on average shareholders’ equity amounted to 10.57% for the quarter, compared with 12.06% in the first quarter of 2014. The Company’s first quarter return on average assets amounted to 1.06%, compared with 1.11% in the first quarter of 2014.

In making the announcement, the Company’s President and Chief Executive Officer, Curtis C. Simard, commented, “We are pleased to have carried our 2014 momentum forward into 2015 with the announcement of our best quarterly earnings on record.  Our first quarter performance featured meaningful commercial loan growth, with the portfolio up $27.2 million, or 6.0%, compared with year end 2014. We also generated a $439 thousand, or 4.2%, increase in net interest income compared with the first quarter of 2014. This increase was attributed to average earning asset growth of $82.2 million, or 6.1%, compared with the first quarter of last year.  While appropriately investing in our people, products, and processes, our continued focus on the overall management of our operating expenses was also evident, with a first quarter efficiency ratio of 55.3%.”

Mr. Simard continued, “By committing to deliberate organic growth in the regions we call home, we are also pleased to report that the credit quality of our loan portfolio remained relatively stable during the first quarter. Total non-performing loans were unchanged from year-end 2014, while delinquent loans and other potential problem loans combined posted a meaningful decline.  With respect to loan loss experience, we are pleased to report net recoveries on previously charged off loans of $14 thousand during the quarter, compared with net loan charge-offs of $210 thousand in the first quarter of last year.”

In concluding, Mr. Simard added,

 “Competition remains brisk, however, our brand remains well received and we continue to focus on improving our sales culture and the customer experience.  We believe our efforts to balance growth and earnings are evident in our performance measures and continue to deliver value for our shareholders including our recently announced sixteenth consecutive quarterly cash dividend increase.”

Balance Sheet Highlights

Assets: Led by growth in the loan and securities portfolios, total assets surpassed $1.5 billion at quarter end, up $48.9 million, or 3.3%, compared with December 31, 2014.

Loans: Total loans ended the quarter at $939.8 million, representing an increase of $20.7 million, or 2.3%, compared with December 31, 2014. At quarter-end, the Bank’s commercial loan portfolio stood at $483.0 million, representing an increase of $27.2 million, or 6.0%, compared with year-end 2014. Consumer loans, which principally consist of residential real estate mortgages, ended the quarter at $440.2 million, representing a decline of $6.4 million or 1.4% compared with year-end 2014. Loans originated and closed by the Bank during the first quarter were more than offset by loan re-financings and scheduled principal amortization from the existing residential real estate portfolio.

Credit Quality: The overall credit quality of the Bank’s loan portfolio remained relatively stable during the first quarter. At quarter end, total non-performing loans stood at $12.3 million, unchanged compared with December 31, 2014. Other delinquent and potential problem loans declined $1.2 million, or 7.2%, compared with year-end 2014.

For the three months ended March 31, 2015, the Bank recorded a provision for loan losses of $495 thousand, compared with $457 thousand in the first quarter of 2014. At quarter end, the Bank’s allowance for loan losses stood at $9.5 million, up from $9.0 million at December 31, 2014. The allowance for loan losses expressed as a percentage of total loans ended the first quarter at 1.01%, up from 0.98% at year-end 2014.

Securities: Total securities ended the first quarter at $484.9 million, representing an increase of $14.4 million or 3.1%, compared with December 31, 2014. Securities purchased during the quarter were comprised of mortgage-backed securities issued and guaranteed by U.S. Government agencies and sponsored-enterprises and, to a lesser extent, municipal securities issued by states and political subdivisions thereof.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter through late spring and higher deposits in summer and autumn. The timing and extent of these seasonal swings have varied from year-to-year and have generally impacted the Bank’s transactional deposit accounts.

Total deposits ended the first quarter at $864.9 million, up $6.9 million, or 0.8%, compared with December 31, 2014. Demand deposits and NOW accounts experience a combined seasonal decline of $15.9 million, while savings and money market accounts were up $6.0 million, or 2.4%. Total time deposits were up $16.8 million, or 4.4%. The increase in time deposits was principally attributed to brokered deposits obtained from the national market, which were utilized to replace seasonal deposit outflows and help fund earning asset growth.

Capital: At March 31, 2015, the Company and the Bank continued to exceed applicable regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Common Equity Tier I, Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 6.5%, 5%, 8% and 10%, respectively. At March 31, 2015, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 14.98%, 9.26%, 14.98% and 16.57%, respectively.

Shareholder Dividends: The Company paid a regular cash dividend of 24.5 cents per share of common stock in the first quarter of 2015, representing an increase of 1.0 cents or 4.3% compared with the prior quarter and an increase of 2.83 cents, or 13.1%, compared with the first quarter of 2014.

In addition, the Company's Board of Directors recently declared a regular second quarter cash dividend of 25.0 cents per share of common stock, representing an increase of 2.7 cents, or 12.0%, compared with the second quarter of 2014. Based on the March 31, 2015 price of BHB’s common stock of $32.55 per share, the dividend yield amounted to 3.07%.

Results of Operations

Net Interest Income: For the three months ended March 31, 2015, net interest income on a tax-equivalent basis totaled $11.5 million, representing an increase of $418 thousand, or 3.8%, compared with the first quarter of 2014. The increase in the net interest income compared with the first quarter of 2014 was principally attributed to average earning asset growth of $82.2 million or 6.1%, as the net interest margin declined seven basis points to 3.27%. The decline in the net interest margin was attributed to an eleven basis point decline in the weighted average earning asset yield, partially offset by a three basis point decline in the weighted average cost of interest bearing liabilities. Earning asset yields continued to be impacted by still-historically low interest rates as well as competitive pricing pressures for quality loans.

Non-interest Income: For the three months ended March 31, 2015, total non-interest income amounted to $2.3 million, representing an increase of $226 thousand or 10.7% compared with the first quarter of 2014. The increase in non-interest income was principally attributed to a $222 thousand or 55.9% increase in realized security gains, reflecting the Bank’s strategy of lowering the duration of the securities portfolio and its overall interest rate risk profile, while simultaneously generating earnings.

Trust and other financial services fees declined $27 thousand, or 2.8%, compared with first quarter of 2014, largely reflecting lower levels of fee income from retail brokerage activities. Debit card income increased $22 thousand, or 6.4%, compared with the first quarter of 2014, reflecting continued growth of the Bank’s retail deposit base and continued success with a program that offers rewards for certain debit card transactions. Other income increased $37 thousand, or 20.9%, compared with the first quarter of 2014, reflecting the Bank’s purchase of Bank Owned Life Insurance during the current quarter.

Non-interest Expense: For the three months ended March 31, 2015, total non-interest expense amounted to $7.3 million, representing an increase of $487 thousand, or 7.1%, compared with the first quarter of 2014. The increase in non-interest expense was principally attributed to a $436 thousand or 11.1% increase in salaries and employee benefits compared with the first quarter of 2014. The increase in salaries and employee benefits were attributed to a variety of factors including normal increases in base salaries, higher levels of employee health insurance, higher levels of employee incentive compensation, as well as increases in staffing levels and strategic changes in staffing mix.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fifteen branch office locations serving downeast, midcoast and central Maine.

Safe Harbor Statement: This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except per share data)

(unaudited)

	Period End		1st Quarter Average
Balance Sheet Data	3/31/2015	12/31/2014	2015	2014

Total assets	$1,508,203	$1,459,320	$1,486,805	$1,381,670
Total securities	484,902	470,525	464,419	467,812
Total loans	939,759	919,024	933,708	851,281
Allowance for loan losses	9,478	8,969	9,169	8,611
Total deposits	864,938	858,049	856,338	870,581
Total borrowings	486,604	447,020	474,286	376,873
Shareholders' equity	150,093	146,287	148,970	127,344

	Three Months Ended
Results Of Operations	3/31/2015	3/31/2014

Interest and dividend income	$ 13,533	$ 13,041
Interest expense	2,535	2,482
Net interest income	10,998	10,559
Provision for loan losses	495	457
Net interest income after
provision for loan losses	10,503	10,102

Non-interest income	2,342	2,116
Non-interest expense	7,333	6,846
Income before income taxes	5,512	5,372
Income taxes	1,631	1,585

Net income	$ 3,881	$ 3,787

	At or for the Three Months Ended
Share and Per Common Share Data	March 31,
	2015	2014

Period-end shares outstanding	5,959,377	5,916,329
Basic average shares outstanding	5,953,538	5,911,698
Diluted average shares outstanding	6,033,257	5,952,527

Basic earnings per share	$ 0.65	$ 0.64
Diluted earnings per share	$ 0.64	$ 0.64

Cash dividends	$ 0.2450	$ 0.2167
Book value	$ 25.19	$ 21.93
Tangible book value	$ 24.27	$ 20.99

Selected Financial Ratios

Return on Average Assets	1.06%	1.11%
Return on Average Equity	10.57%	12.06%
Tax-equivalent Net Interest Margin	3.27%	3.34%
Efficiency Ratio (1)	55.3%	53.4%

	At or for the Three Months Ended		At or for the Year Ended
	March 31,		December 31,
	2015	2014	2014
Asset Quality

Net (recoveries) charge-offs to average loans	(0.01%)	0.10%	0.15%
Allowance for loan losses to total loans	1.01%	1.01%	0.98%
Allowance for loan losses to non-performing loans	77.1%	93.6%	73.0%
Non-performing loans to total loans	1.31%	1.07%	1.34%
Non-performing assets to total assets	0.84%	0.78%	0.88%

Capital Ratios

Common equity tier 1 capital	14.98%	n/a	n/a
Tier 1 leverage capital	9.26%	9.19%	9.30%
Tier 1 risk-based capital	14.98%	15.17%	15.60%
Total risk-based capital	16.57%	16.83%	17.24%
Tangible equity to total assets	9.59%	8.84%	9.65%
Tangible common equity (2)	9.62%	8.88%	9.68%

Use of non-GAAP Financial Measures

Certain information in this press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(1)

In certain places in this press release net interest income and the net interest margin is calculated and discussed on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

(2)

The Company presents its efficiency ratio using non-GAAP information. The GAAP efficiency ratio is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income. The non-GAAP efficiency ratio presented in this press release is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and OTTI, and other significant non-recurring expenses.

(3)

The Company presents certain information based upon tangible common equity instead of total shareholders’ equity in accordance with GAAP. The difference between these two measures is the Company’s intangible assets, specifically goodwill and core deposit intangibles from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio, the tangible equity to total assets ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to, among other things, compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The tangible common equity ratio is computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets. The tangible equity to total assets ratio is computed by dividing total shareholders' equity, less goodwill and other intangible assets, by total assets at period end. The tangible book value ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by period end total outstanding shares of common stock.